EXHIBIT 10.5

KEYSTONE NAZARETH BANK & TRUST
AMENDED AND RESTATED SEVERANCE BENEFITS PLAN

I.           Introduction

The Keystone Nazareth Bank & Trust Company (“KNBT”) Amended and Restated Severance Benefits Plan (the “Plan”) amends and restates the Keystone Nazareth Bank & Trust Company Severance Benefits Plan that was effective as of December 18, 2006.  KNBT has herein restated the Plan with the intention that the Plan shall at all times satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.  The provisions of the Plan shall be construed to effectuate such intentions.  The purpose of this Plan is to offer you temporary continuation of your salary as well as your medical, dental, and vision insurance benefits if your employment with KNBT or one of its wholly owned subsidiaries is involuntarily terminated under specified circumstances.

II.           How the Plan Works

A.           Who Is Eligible

You may be eligible for benefits under this Plan if:

•	You are classified as a full-time, salaried employee of KNBT or one of its subsidiaries; and

•	You have completed at least one (1) full year of continuous, full-time service with KNBT or one of its subsidiaries.

Unless KNBT provides otherwise in writing, the following employees are NOT eligible to participate in this Plan:

•	Any employee who is classified as a temporary employee;

•
Any employee who is eligible to participate in another plan or arrangement maintained by KNBT or one of its subsidiaries that provides severance-type benefits unless that other plan or arrangement specifically provides that the employee will be eligible to receive benefits under this Plan; and

•
Any employee who is covered by a contract or agreement that provides for severance-type benefits unless that contract or agreement specifically provides that the employee will be eligible to receive benefits under this Plan.

B.           Conditions for Payment of Severance Benefits

1.           Involuntary Termination

Subject to the provisions of Section B.2, you will be eligible for severance benefits under this Plan only if KNBT, in its sole discretion, determines that your employment is being terminated involuntarily for any of the following reasons:

•	Reduction in staff or layoff;

•	Position elimination;

•	Closure of a branch or department;

•	Organizational restructuring; or

•	Such other circumstances as KNBT, in its sole discretion, deems appropriate for the payment of severance benefits.

2.           Significant Reduction in Base Salary Due to Change in Status

You also will be eligible for severance benefits under this Plan if KNBT, in its sole discretion, determines that:

•	Your Base Salary is reduced by ten percent (10%) or more due solely to a change in your position or duties; and

•	You resign from employment within thirty (30) days after the reduction of Base Salary becomes effective.

3.           Termination of Employment Not Eligible for Severance Benefits

Unless KNBT provides otherwise in writing, you will not be eligible for severance benefits if KNBT, in its sole discretion, determines that your employment was terminated for any of the following reasons:

•	Failure to return from military leave;

•	Failure to return to work at the conclusion of a leave of absenceyou have requested for any reason;

•
Poor or unacceptable work performance, misconduct, dishonesty, insubordination, violation of KNBT’s employment policies, rules, or procedures, unacceptable business conduct, or other “cause” as determined by KNBT in its sole discretion;

•	Temporary layoff;

•	Permanent and total disability, retirement, or death; or

•	Voluntary resignation for any reason (except in the event of a reduction in Base Salary as described above).

Important Note:
A change in your job responsibilities or title, additional workload, a transfer to a subsidiary of KNBT, a Change in Control (as hereinafter defined) of KNBT or change in company designation does not necessarily qualify you for severance benefits.  In order for severance benefits to be payable, you must suffer an involuntary loss of employment or a significant reduction in your Base Salary as set forth above.

4.           Other Employment Offer

Unless KNBT provides otherwise in writing, you will not be eligible to receive benefits under this Plan if KNBT, in its sole discretion, determines that:

•
You have been offered, but refused to accept, another position with KNBT or any of its affiliates (or any successor thereto as provided by the provisions of the paragraph immediately following hereto)  UNLESS the position would require you to transfer to a location which is more than thirty (30) miles from your prior work location; or

•
Your employment has been terminated in connection with a sale or transfer, merger, establishment of a joint venture, or other similar corporate transaction which results in a Change in Control of KNBT or its parent holding company, KNBT Bancorp, Inc. (“Bancorp”), and you are offered employment by the successor company at a salary that equals or exceeds ninety percent (90%) of your Base Salary in effect immediately prior to your termination. The term “Change in Control” means the occurrence of any of the following:

(1)           any person or “group” of persons (as provided under Section 409A of the Code, and any Internal Revenue Service (the “IRS”) guidance and regulations issued under Section 409A of the Code) acquires ownership of stock of the Bancorp or KNBT that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of the Bancorp or KNBT, provided that the stock of the Bancorp or KNBT remains outstanding after such acquisition and provided further that if the person or group of persons is already deemed to own more than 50% of the total fair market value or total voting power, then the acquisition of additional stock by such person or group of persons shall not constitute an additional Change in Control;

(2)           any person or “group” of persons (as provided under Section 409A of the Code and any IRS guidance and regulations issued under Section 409A of the Code)  acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group of persons) ownership of stock of the Bancorp or KNBT possessing 30% or more of the total voting power of the stock of the Bancorp or KNBT, provided that if a person or group of persons that is deemed to have effective control of the Bancorp or KNBT pursuant to this clause acquires additional stock of the Bancorp or KNBT, such additional acquisition shall not constitute an additional Change in Control;

(3)           a majority of the members of the Board of Directors of the Bancorp is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors of the Bancorp prior to the date of the appointment or election, provided that if a person or group of persons that is deemed to have effective control of the Bancorp or KNBT pursuant to this clause acquires stock of the Bancorp or KNBT that would trigger either clauses (1) or (2) above, such acquisition of stock shall not constitute an additional Change in Control; and

(4)           any person or “group” of persons (as provided under Section 409A of the Code and any IRS guidance and regulations issued under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group of persons) assets from the Bancorp or KNBT that have a total gross fair market value equal to 40% or more of the total gross fair market value of all of the assets of the Bancorp or KNBT, as the case may be, immediately prior to such acquisition or acquisitions.  For purposes of this provision, “gross fair market value” means the value of the assets of the Bancorp or KNBT, as the case may be, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  A transfer of assets by the Bancorp or KNBT to related persons, shareholders or entities shall not be treated as a Change in Control to the extent that such transfers are excluded from the definition of a change in control under Section 409A of the Code and the regulations issued thereunder;

provided that for purposes of determining whether a Change in Control has occurred, persons will not be considered to be acting as a group solely because they purchase or own stock of the Bancorp at the same time.

C.           Required Termination Date

You will receive severance benefits only if you work to the termination date required by KNBT or its successor.  If you leave before the designated termination date, you will not be eligible for benefits.

KNBT or its successor may, in its sole discretion, accelerate the termination date and still provide you with severance benefits (for instance, if you find new employment).  Such decisions will be based upon KNBT’s or its successor’s determination of its business needs.

D.           Benefit Amounts

If you meet the conditions for payment of severance benefits, you will receive either the Basic Severance Benefit or the Enhanced Severance Benefit described below.  The type of benefit payable to you depends upon whether you sign an acceptable release of all claims against KNBT.  Notwithstanding any other provision of this Plan to the contrary, any payments made to an employee pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

1.           Basic Severance Benefit

If you have completed at least one (1) year of continuous, full-time employment with KNBT, you are eligible for a Basic Severance Benefit.  The amount of this benefit is based on your length of service, as follows:

Years of Service                                           Basic Severance Benefit

One but less than two                           One (1) week of Base Salary.

Two or more                                           Two (2) weeks of Base Salary.

During your severance period, medical, dental, and vision insurance coverage continues as though you were an active employee.  Your cost for the continued insurance coverage during the severance period will be the same as the cost charged to active employees.  At the end of the severance period, the medical, dental, and vision insurance coverage will end.  At that time, if still eligible, you may elect to continue the medical, dental and vision insurance coverage for the remainder of the COBRA continuation coverage period, as described below.

Important Note:	Your service with KNBT ends on your termination date. It does not continue during the severance period.

2.           Enhanced Severance Benefit

If you have completed at least two (2) continuous, full-time years of service and if you sign an acceptable release of all claims against KNBT in the form attached hereto as Exhibit A, you will receive the Enhanced Severance Benefit described in this Section.

To receive an Enhanced Severance Benefit you are required to sign an acceptable release of all claims against KNBT in the form attached hereto as Exhibit A. This releases KNBT, its predecessors and successors, and its current and former employees and agents of any and all claims which may arise out of your employment or termination of employment with KNBT.  Signing the release of all claims against KNBT will not affect any claim you might have for workers’ compensation or unemployment benefits.

If you are eligible for and elect an Enhanced Severance Benefit, you will receive the Enhanced Severance Benefit during the severance period determined by the following schedule based on your length of service with KNBT and your Base Salary in effect prior to termination of employment.  This Enhanced Severance Benefit replaces the Basic Severance Benefit - it is not in addition to the Basic Severance Benefit.

You will receive your Base Salary plus continuation of your active medical, dental, and vision insurance coverage during the severance period.  Your cost for the continued insurance coverage during the severance period will be the same as the cost charged to active employees.  At the end of the severance period, the medical, dental, and vision insurance coverage will end.  At that time, if still eligible, you may elect to continue the medical, dental, and vision insurance coverage for the remainder of the COBRA continuation coverage period, as described below.

Enhanced Severance Benefit Schedule

If you are eligible for and elect an Enhanced Severance Benefit, you will receive your Base Salary for the number of weeks as calculated below.  This is your total Enhanced Severance Benefit and replaces the Basic Severance Benefit.

	ANNUAL BASE SALARY
Years of Full Service	Under $50,000	$50,000 to $79,999	$80,000 or More
	Number of Weeks of Base Salary that are Payable
Between 2 and 3 Years	4	8	12

For each additional year of continuous, full-time service beyond three years, the number of weeks of Base Salary will be increased by one, subject to a maximum Enhanced Severance Benefit of 52 weeks.  Base Salary for calculation of the benefits due hereunder is equal to your annual base salary divided by 52.  For example, if your annual base salary is $25,000 and you have completed 10 years of continuous full time service, your weekly Base Salary would be $481 and you would receive 11 weeks of Base Salary equal to $5,291 (before any required tax withholding) plus continued medical, dental and vision insurance coverage during such period (subject to paying any required cost thereof).

Notwithstanding anything to the contrary herein, those persons who are designated as members of the Office of the President group shall receive, subject to their execution of an acceptable release of all claims against KNBT as provided for by this Section D.2, the form of which is attached hereto as Exhibit A, an Enhanced Severance Benefit equal to their annual base salary plus the continuation of their active medical, dental and vision insurance coverage during a period of 52 weeks irrespective of the number of full-time years of service they may have and the amount of their Base Salary as of the date of termination of their service.

E.           How Severance Benefits Are Paid

Cash severance benefits are paid on normal paydays for the number of weeks specified by the Basic or Enhanced Severance Benefit formulas specified above.

Cash severance benefits are considered wages for tax purposes.  Consequently, all regular payroll taxes will be withheld from your weekly payments.

Notwithstanding anything to the contrary under this Plan, any insurance premiums payable by KNBT or any successors pursuant to the terms of this Plan shall be payable at such times and in such amounts as if the recipient was still an employee of KNBT, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of the insurance premiums required to be paid by KNBT in any taxable year shall not affect the amount of insurance premiums required to be paid by KNBT in any other taxable year.

If the payments pursuant to this Plan, either alone or together with other payments and benefits which Employee has the right to receive from the KNBT or Bancorp, would constitute a “parachute payment” under Section 280G of the Code, the payments payable by KNBT pursuant to this Plan shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of the payments payable by KNBT under this Plan being non-deductible to KNBT pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code, followed by any required reduction in the fringe benefits to ensure that no portion of the payments and benefits payable by KNBT under this Plan are non-deductible to KNBT under Section 280G of the Code.  The determination of any reduction in the payments to be made pursuant to this Plan shall be based upon the opinion of independent counsel selected by KNBT and paid by KNBT.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the date of termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section II.E shall result in a reduction of any payments or benefits to which an employee may be entitled upon termination of employment under any circumstances other than as specified in this Plan, or a reduction in the payments in accordance with this Plan below zero.

F.           Right To Terminate Benefits

Notwithstanding anything in this Plan to the contrary, KNBT will have the right to terminate the severance benefits remaining payable under this Plan in the event that:

•	You are re-employed by KNBT prior to the completion of the scheduled payment of the severance benefits; or

•
KNBT determines that you have breached any of the terms and conditions set forth in any agreement executed by you as a condition of receiving benefits under this Plan, including, but not limited to, the release of liability against KNBT as provided by Section II. D.2 hereof.

G.           Other Requirements Upon Employment Termination

1.           Checkout Procedures

Before you leave, a complete review will be made to determine any amounts you owe KNBT. At the time your employment terminates, you will be responsible for the following:

•	Reimbursing KNBT for any amounts you owe or making arrangements for this payment (including deducting the payment from your severance benefits);

•	Returning all KNBT credit cards; and

•	Returning all other KNBT materials in your possession or control, including, but not limited to, documents, confidential reports, computers and data, and any other property of KNBT.

2.           Company Car

If you have been provided with an authorized KNBT car, you will need to make arrangements to return the car to KNBT prior to your termination date. Alternatively, you may have the option of purchasing the car at the remaining lease value as long as there is no penalty involved and subject to compliance with any applicable law, rule or regulation, including those of The Nasdaq Stock Market, Inc.

H.           Special Situations:  Service and Benefits

In general, your service with KNBT and most benefit coverage (except as otherwise provided herein) ends on the date your active employment ends.  There are, however, some exceptions to this general rule.  These exceptions are outlined below.

1.           Service

Your service with KNBT ends on the date your active employment ends.  If, however, you are subsequently rehired by KNBT, these special provisions will apply:

•
If you are rehired during your severance period, your severance period will be credited as service, and your prior service and period of severance will be treated as if there was no break in your employment.

•
If you are rehired after your severance period but within two (2) years of your termination date, your severance period will not count as service. However, the service you earned prior to your termination date will be counted for vacation and other benefit purposes. For specific information on how service is credited for purposes of the KNBT Retirement Plan, to the extent you are a participant therein as of your termination date, see the Summary Plan Description for the Retirement Plan.

2.           Benefits

Medical, dental, and vision insurance coverage continue during your severance period (provided you continue to pay your share of the cost of your coverage). Your coverage for these benefits will end on the last day of the month in which your severance ends. You can elect to continue your medical, dental, and vision insurance coverage through COBRA as set forth below.  The continuation of medical, dental, and vision insurance coverage during your severance period is counted as part of your COBRA continuation period.

All other benefits - including short- and long-term disability, travel accident insurance, accidental death and dismemberment coverage, supplemental life insurance and contributions to the KNBT Retirement Savings Plan - end on your last day of active employment. Employees may not continue to make payments to their 401 (k) plan account offered by KNBT during the severance period.

Employee Stock Ownership Plan (ESOP) benefits are earned and paid as described in the KNBT Bancorp, Inc. ESOP Summary Plan Description.

EXHIBIT A

FORM OF
ENHANCED SEVERANCE BENEFIT
AGREEMENT AND GENERAL RELEASE

This Enhanced Severance Benefit Agreement and General Release (hereinafter “Agreement”) is entered into by and between Keystone Nazareth Bank & Trust Company (hereinafter “KNBT”) and ________ (hereinafter “Employee”).

WHEREAS, Employee was employed by KNBT as its ___________________; and

WHEREAS, effective ____________, Employee’s position was eliminated and his/her employment with KNBT was terminated; and

WHEREAS, KNBT and Employee mutually desire to resolve amicably and permanently all matters relating to Employee’s employment relationship with KNBT and the termination thereof;

NOW, THEREFORE, in consideration of the promises contained herein, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.           Termination Date.   Employee’s employment with KNBT is terminated effective _________ (the “termination date”).  Employee shall be paid his/her regular salary and for any accrued, but unused, “paid time off” days through the termination date.

2.           Salary and Benefit Continuation.   In consideration for Employee’s execution of this Agreement and his/her fulfillment of the promises made in this Agreement, and subject to the terms and conditions of the KNBT Severance Benefits Plan, KNBT agrees to provide Employee with an Enhanced Severance Benefit of ______ weeks of salary continuation at his/her current pay rate of $_________ per year, as well as _________ weeks of dental, vision, and medical insurance continuation.  The salary continuation component of Employee’s Enhanced Severance Benefit shall be paid to Employee in conjunction with KNBT’s regular payroll cycles, over a _________ week period, beginning _______ and ending _______ .

3.           Conditions Applicable to Payment of Enhanced Severance Benefit.   Employee understands, acknowledges, and agrees that the Enhanced Severance Benefit provided to him/her pursuant to the KNBT Severance Benefits Plan and Section 2 of this Agreement is subject to his/her compliance with the terms and conditions set forth in the KNBT Severance Benefits Plan and this Agreement.

4.           General Release of Claims.

a.           In consideration of the benefits described in Section 2 above, which are of greater value than Employee would normally be entitled upon termination of his/her employment, Employee, on behalf of his/her heirs, executors, administrators, agents, representatives, and assigns, hereby forever releases KNBT and its parents, subsidiaries, affiliated companies, partners, officers, directors, owners, employees, staff members, agents, representatives, predecessors, successors, and assigns (collectively referred to as “the Released Parties”), from any and all claims, demands, suits, or causes of action of any nature whatsoever, whether known or unknown, relating in any way to his/her employment with KNBT and the termination thereof, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, and all other federal, state or local laws, claims for breach of contract, claims for wrongful discharge, claims for emotional distress, defamation, fraud, misrepresentation or other personal injury, claims for unpaid compensation, claims relating to benefits, claims for attorneys’ fees and costs, and claims under any federal, state, or local law or cause of action concerning employment, which have arisen as of the date this Agreement is signed by him/her.  This release, however, shall not affect Employee’s right to file a charge with the Equal Employment Opportunity Commission challenging the waiver and release of his/her rights pursuant to the ADEA.

b.           Employee hereby waives and relinquishes each and every right or benefit that he/she might now have under the common law or any statutory or regulatory provision with respect to his/her employment with KNBT and the termination thereof to the fullest extent that he/she may lawfully waive such right or benefit.  In furtherance of such waiver and relinquishment, Employee expressly warrants and represents that he/she intends that the release given herein shall be and remain in effect as a full and complete release, notwithstanding the discovery or existence of any additional claims or facts predating the date of the execution of this Agreement.

5.           No Existing Claims.   Employee hereby confirms that no claim, charge, or complaint filed by him/her against the Released Parties presently exists before any federal, state, or local court or administrative agency.

6.           Return of KNBT Property.  Employee agrees to return to KNBT all KNBT property, including without limitation, all lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks, instructional manuals, financial records, and any other physical or personal property which Employee received or prepared or helped prepare in connection with his/her employment with KNBT.  Employee further agrees that he/she will not retain any copies, duplicates, reproductions or excerpts thereof.

7.           Confidential Information.  Employee agrees that in the course of his/her employment with KNBT he/she has had access to and acquired Confidential Information.  The term “Confidential Information” as used in this Agreement means (a) confidential information of KNBT, including without limitation, information received from third parties under confidential conditions, and (b) other technical, business, or financial information or trade secrets or proprietary information (including, but not limited to, account records, product development plans, marketing strategies and financial data and plans), the use or disclosure of which would be contrary to his/her interests of KNBT, its affiliates, related companies or successors.  Employee understands and agrees that such Confidential Information has been disclosed to him/her in confidence and for the use of only KNBT.  Employee understands and agrees that (i) he/she will keep such Confidential Information confidential at all times after his/her employment with KNBT, and (ii) he/she will not make use of Confidential Information on his/her own behalf, or on behalf of any third party, unless required to do so under compulsion of law.

8.           Confidentiality of Agreement.  Employee agrees to keep secret and strictly confidential the existence of his/her Agreement and further agrees not to disclose, make known, discuss, or relay any information concerning his/her Agreement, or any of the discussions leading up to his/her Agreement, to anyone other than members of his/her immediate family, and/or his/her tax advisor or attorney, provided that those to whom he/she makes such disclosure agree to keep said information confidential and not disclose it to others.  The foregoing shall not prohibit disclosure (i) as may be ordered by any regulatory agency or court or as required by other lawful process, or (ii) as may be necessary for the prosecution of claims relating to the performance or enforcement of his/her Agreement.

9.           Non-Disparagement.  Employee agrees that he/she shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on KNBT.  KNBT agrees that it shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on Employee.

10.           Injunctive and Other Relief.  KNBT shall be entitled to have the provisions of Sections 6, 7, 8, and 9 hereof specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law and without being required to post bond or security, it being acknowledged and agreed that a breach of any such Sections will cause irreparable injury to KNBT and that money damages will not provide an adequate remedy to KNBT.  Moreover, Employee understands and agrees that if he/she breaches any provisions of his/her Agreement, in addition to any other legal or equitable remedy KNBT may have, KNBT shall be entitled to recover any payments made to Employee on Employee’s behalf under Section 2, and Employee shall reimburse KNBT for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach.  The remedies set forth in Section 10 shall not apply to any challenge to the validity of the waiver and release of his/her rights under the ADEA.  In the event Employee challenges the validity of the waiver and release of his/her rights under the ADEA, KNBT’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that KNBT may recover such fees and costs if the lawsuit is brought by Employee in bad faith.  Any such action permitted to KNBT by this section, however, shall not affect or impair any of Employee’s obligations under his/her Agreement, including without limitation, the release of claims in Section 4 hereof.  Employee further agrees that nothing herein shall preclude KNBT from recovering attorneys’ fees, costs, or any other remedies specifically authorized under applicable law.

11.           Consultation of Counsel.   KNBT recommends to Employee that he/she consult with legal counsel prior to executing his/her Agreement.

12.           Consideration Period.   Employee acknowledges that he/she has been given at least twenty-one (21) days from his/her receipt of his/her Agreement to consider whether or not to sign his/her Agreement.  Employee agrees that if he/she signed the Agreement before the expiration of the twenty-one (21) day period, he/she has done so voluntarily after consulting with counsel regarding his/her Agreement.

13.           Revocation Period.   Employee is aware that he/she may change his/her mind and revoke the Agreement at any time during the seven (7) day period immediately after the date upon which the Agreement is signed, in which case none of the provisions of the Agreement will have effect.  In the event that Employee elects to revoke the Agreement, he/she must do so in writing.  Such revocation must be delivered by hand or sent by certified mail, post-marked before the end of the seven-day revocation period, to KNBT, Attention: Human Resources Department, 90 Highland Avenue, Bethlehem, Pennsylvania, 18017.  In the event that Employee exercises his/her right of revocation, he/she agrees to immediately repay to KNBT any amounts previously paid to him/her pursuant to his/her Agreement.

14.           No Admission of Wrongdoing.   Employee hereby acknowledges and agrees that neither his/her Agreement nor the furnishing of the consideration for the general release set forth in his/her Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.

15.           Governing Law.   This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws herein, except to the extent federal law controls.  In the event that a dispute arises under this Agreement and legal action is instituted, the parties agree that such action shall be maintained exclusively in the Court of Common Pleas for either Lehigh or Northampton County, Pennsylvania.

16.           Declaration of Invalidity.   The parties hereby acknowledge and agree that if any provision or term of his/her Agreement be declared void or to no effect by a competent tribunal, it is the intent of the parties that said declaration shall not operate to void any other provision or term of his/her Agreement and that those provisions and terms not declared void or to no effect shall continue in full force and effect and be binding on the parties.

17.           Entire Agreement.   The parties hereby acknowledge and agree that his/her Agreement constitutes and contains the exclusive and entire agreement and understanding between them concerning Employee’s employment with KNBT, the termination hereof, the circumstances attendant hereto, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.

18.           Modifications.   This Agreement may not be waived, changed, modified, abandoned, or terminated, in whole or in part, except by an instrument signed by an authorized representative of KNBT and by Employee.

19.           Effective Date.   This Agreement shall not become effective or enforceable until the expiration of the seven-day revocation period set forth in Section 13 above.

20.           Receipt.   Employee hereby acknowledges that his/her Agreement was presented to him/her on ___________________.

Employee has had an opportunity to carefully review and consider his/her Agreement.  After such careful consideration, he/she knowingly and voluntarily enters into his/her Agreement with full understanding of its meaning.

IN WITNESS WHEREOF and intending to be legally bound, the parties have duly executed this Agreement as of the date(s) set forth below.

KEYSTONE NAZARETH BANK & TRUST COMPANY

	Signature	By:

Name:

Title:

Date:		Date:

The Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) gives you the opportunity to purchase continued health care coverage after your active employee coverage ends.  When the temporary extension of your active medical coverage ends at the end of your severance period, you and your covered spouse and dependent children may elect to continue medical, dental, and/or vision coverage for up to 18 months through COBRA.  The 18-month period is measured from the date your employment was terminated.  You have 60 days from the date your severance period ends to elect COBRA coverage.  If you do not enroll within the time-frame, you will not have the opportunity to enroll for coverage again.

If you elect continued medical, dental, and/or vision coverage, you or your dependents must pay the full cost of coverage plus a 2% administration fee.

For more details on COBRA, please contact the Human Resources Department.